Exhibit 99.1

General Moly Provides Mt. Hope Project Update

LAKEWOOD, Colo.--(BUSINESS WIRE)--February 5, 2009--General Moly (NYSE Alternext: GMO)(TSX: GMO) provided an update to the Mt. Hope project.

The Company finished the year with an unaudited consolidated cash balance of $91 million. Based on a revised cash expenditure projection, existing cash is anticipated to last the Company at least through the third quarter of 2009 while maintaining the ability to construct Mt. Hope within 15-18 months following receipt of all necessary permits. Lower spending levels are expected to result from successful negotiations with and support from vendors whose progress payments have been deferred and equipment manufacturing slots swapped.

The Company is continuing to evaluate a number of potential sources for approximately $50-$150 million in interim financing including additional support from current strategic partners, the possibility of a sale of another minority interest in the Mt. Hope project, debt from private investment groups, and continued monitoring of capital markets. Credit Suisse and Barclays continue to work toward the ultimate bank project financing. The Company hopes that project financing can be completed in conjunction with receipt of the final permits. If the Company determines that financing is unavailable or uneconomic, it has further financial flexibility, subject to agreement with POSCO, to conserve existing cash, however such flexibility would likely adversely impact the Mt. Hope schedule.

Bruce D. Hansen, Chief Executive Officer, said, "Our focus remains on cash conservation and maintaining schedule flexibility while continuing to pursue both interim and ultimate project financing. We believe that our current and projected cash balances provide additional flexibility to wait out the financing markets, if necessary."

The Company currently anticipates receiving its Record of Decision (ROD) for Mt. Hope in the fourth quarter of 2009 driven by the completion and acceptance of the final baseline studies related to pit lake geochemistry and regional hydrology. The final reports were submitted to the Bureau of Land Management (BLM) on November 3, 2008 and are anticipated to be approved this month. Writing of the Draft Environmental Impact Statement (DEIS) is approximately 85% complete and the Company anticipates the publishing of the DEIS in the second quarter of 2009.

Construction at the Mt. Hope property is anticipated to last approximately 15-18 months, based on a revised and shortened construction timeline. Pre-stripping has been condensed by two months and is now anticipated to take 14 months. Assuming the maintenance of the current permitting schedule and the availability of full project financing, commercial production rates at Mt. Hope are currently anticipated to be achieved in the first half of 2011.

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Alternext (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company's ability to obtain required permits to commence production and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-Q and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors:
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Business Development:
Greg McClain, 303-928-8601
gmcclain@generalmoly.com
Website: http://www.generalmoly.com
info@generalmoly.com